Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is made and entered into between Hector Munoz (“Employee”) on behalf of Employee’s agents, heirs, executors, successors, agents, and assigns, and El Pollo Loco (“Employer”) on behalf of itself and its past and present officers, board, agents, past and present employees, assigns, insurers, representatives, attorneys, and all other persons acting by, through, under or in concert with it. This Agreement may also refer to Employee and Employer as “the Parties.” The Parties agree that:

1.    Last Day of Employment; Termination of Employment Agreement. Employee's last day of employment with Employer is February 13, 2020 (“Separation Date”). At the time of termination Employee will receive all wages due as of that date, including any accrued and unused vacation and/or paid time off hours, whether or not Employee signs this Agreement. Employee and Employer agree that upon execution of this Agreement, that Employment Agreement entered into on or about October 29, 2018, between Employee and Employer (the “Employment Agreement”) shall terminate and be rendered null, void, and without effect.

2.    Consideration. If Employee signs and returns this Agreement after Employee’s Separation Date and before March 12, 2020, and complies with its terms, Employer agrees to (a) pay Employee the total sum of One Hundred Eleven Thousand Fifty-Seven Dollars and Seventy-Two Cents ($111,057.72), less any statutory deductions, representing a severance payment equal to employee’s base salary for the time period from the Separation Date to June 1, 2020 (“Severance Payment”); (b) provide to Employee by certified overnight mail, no later than March 31, 2020, a check in the amount of One Hundred Forty-Six Thousand Four Hundred Seventy-Five Dollars and Three Cents ($146,475.03), representing the 2019 Support Center Incentive Plan (“ICP Plan”) payment for Fiscal 2019 calculated on or about March 6, 2020 pursuant to the terms and conditions of the ICP Plan, less applicable state and federal withholdings “(Bonus Payment”); (c) pay Employee the total sum of Nine Thousand One Hundred Thirty-Two Dollars and Eighty-Eight Cents ($9,132,88), representing the amount of COBRA premiums should Employee elect COBRA coverage (including coverage for dependents, if applicable) during the period from the Separation Date through June 30, 2020 (the “COBRA Payment”); and (d) forego any right or claim to recover any portion of the relocation bonus (in the amount of $150,000) provided to Employee pursuant to section 4(c) of the Employment Agreement. The Severance Payment and the COBRA Payment will be made in one lump sum payment 14 days following execution of this Agreement by the Parties and coinciding with the Employer’s customary payroll practices, provided Employee has not revoked this Agreement within the time allowed to revoke under Paragraph 5.

3.    No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employer has no obligation to provide Employee the consideration described in paragraph “2” above unless Employee signs this Agreement and complies with its promises and terms and does not revoke this Agreement.

4.    General Release, Claims Not Released and Related Provisions.

a.General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges Employer, its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 (“ADEA”);

•	The Workers Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The Sarbanes-Oxley Act of 2002;

•	The Genetic Information Nondiscrimination Act of 2008;

•	The Occupational Safety and Health Act;

•	The California Occupational Safety and Health Act;

•	The California Fair Employment and Housing Act, as amended;

•	The California Unruh Civil Rights Act;

•	The California Confidentiality of Medical Information Act;

•	The California Family Rights Act;

•	The California Fair Pay Law;

•	The California WARN Act;

•	The California Whistleblower Protection Law;

•	The California Consumer Credit Reporting Agencies Act;

•	The California Investigative Consumer Reporting Agencies Act;

•	California Business and Professions Code § 17200 or any other provisions of the California unfair trade or business practices laws;

•	Any right under the California Constitution;

•	Any other federal, state or local law, rule, regulation, or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

In particular, and without in any way limiting the foregoing, Employee agrees to release and forever discharge Releasees of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees arising out of or in any way related to the Employment Agreement.

b.Claims Not Released. Notwithstanding the foregoing, the Parties agree that the scope of this release does not apply to: (1) any rights Employee may have to Employee’s own vested accrued employee benefits under Employer’s health, welfare, or retirement benefit plans as of the Separation Date; (2) any claims for workers’ compensation benefits (including disability payments, but excluding 132a claims) or unemployment insurance benefits; (3) claims for indemnification of employee’s reasonable expenses incurred for the Employer under California Labor Code section 2802; (4) other claims that by law may not be waived; (5) claims seeking to enforce this Agreement; or (6) challenges to the validity of this Agreement.

c.Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying or assisting in any investigation, hearing, or other proceeding before any federal, state or local government agency. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies for any claim released under this Agreement. Nothing in this Agreement, including but not limited to the release of claims nor the confidentiality clauses, prohibits or prevents Employee from: (1) reporting possible violations of federal law or regulations to any governmental agency or entity; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; (3) otherwise fully participating in any federal whistleblower programs; (4) receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs; or (5) testifying in any administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment on the part of Employer or any agents or employees of Employer, when Employee has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the federal or state legislature.

d.Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Employer or any other Releasee identified in this Agreement is a party.

5.    Waiver of ADEA Claims.

a.Employee agrees that by signing this Agreement, Employee waives any claims Employee may have under the Age Discrimination in Employment Act of 1967, as amended (the ADEA). Employee agrees this waiver is knowing and voluntary. Employee and Employer agree this waiver does not apply to ADEA claims or rights that might arise after Employee signs this Agreement. Employee also agrees Employee has no right to the consideration in Paragraph 2 unless Employee signs this Agreement.

b.Employee also agrees that this Agreement advises Employee in writing that:

i.	Employee is advised to consult with an attorney of Employee’s choice before signing this Agreement;

ii.	Employee has up to 21 days to consider whether to sign this Agreement, starting from the date Employee received this Agreement, which period may be waived;

iii.	Employee has seven days after signing this Agreement to revoke it;

iv.	If Employee revokes this Agreement Employee will not receive the consideration in Paragraph 2; and

v.	This Agreement does not prevent Employee from later challenging the validity of the Agreement or from filing a charge with any government agency.

6.    Waiver of California Civil Code §1542 and of Unknown Claims. Employee agrees that by signing this Agreement and accepting the benefits it provides, and by voluntarily releasing and discharging Employer and all Releasees from any and all claims as described above, Employee specifically and freely waives any and all rights Employee may have under California Civil Code section 1542, which states:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

In waiving the protections of Civil Code section 1542, Employee expressly acknowledges this Agreement is intended to include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claims. Employee further acknowledges that Employee later may discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Agreement, and even so Employee agrees that the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. So that this Agreement provides a full and complete waiver and release, Employee expressly assumes the risk that Employee may later discover facts different from those facts Employee now knows or believes to be true.

7.    Acknowledgments and Affirmations. Employee affirms that, as of the date of Employee’s signature on this Agreement, all of the following statements are true and correct:

•	Employee has not filed or caused to be filed, and presently is not a party to any claim against Employer.

•	Employee has been paid or has received all compensation, wages, bonuses, commissions, or benefits to which Employee may be entitled for work performed for Employer.

•	Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

•	Employee has no known workplace injuries or occupational diseases.

•
Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies, including but not limited to all agreements signed requiring Employee to to maintain confidentiality of confidential or trade secret information of Employer, or applicable law.

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Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.

•
All of Employer's decisions regarding Employee's pay and benefits through the date Employee signs this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

8.    Limited Disclosure. Employee agrees that Employee will not publicize or disclose or cause or knowingly permit or authorize the publicizing or disclosure of the fact of this Agreement, the contents of this Agreement, including the amount paid as severance, or the negotiations leading up to this Agreement to any person, firm, organization, or entity of any and every type, public or private, for any reason, at any time, without the prior written consent of Employer unless otherwise compelled by operation of law. The Parties acknowledge their intention that the provisions of this Section 8 creates no liability for disclosures made: (i) prior to Employee’s execution of this Agreement; (ii) by persons from public information released prior to Employee’s execution of this Agreement; (iii) to enforce the terms of this Agreement; or (iv) as otherwise compelled by operation of law. Employee agrees that Employee will only disclose the terms of this Agreement to Employee’s spouse or registered domestic partner, attorneys, accountants or financial advisors, and only after such persons to whom information may be disclosed also agree not to disclose or publish in any way any information regarding the terms of this Agreement. Employee may also disclose the terms of this Agreement to government agencies that ask about it or may disclose this Agreement in an action to enforce its terms. Employee understands and acknowledges this confidentiality requirement constitutes an essential and material part of this Agreement, and that the Employer and Releasees would not enter into this Agreement without Employee’s promise to maintain it in confidence.

9.    Employee Communications and References. Employee agrees that Employee will not in any way disparage Employer or any of the Releasees, including, but not limited to, their officers, directors and employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of Employer or any of the Releasees. Employee agrees to provide truthful testimony if any subpoena, court or government agency asks for Employee’s assistance and to otherwise cooperate with Employer with respect to reasonable requests made pertaining to matters of which Employee has knowledge. Employee acknowledges that the obligations under this Section 9 are a material part of this Agreement.

Employee will ask future employers to direct any questions about Employee to the Employer’s Human Resources Department, which will follow Employer policy by responding with only Employee’s last position and dates of employment, unless Employee provides a written authorization allowing for the Employer to provide additional information. Any such written authorization must be on a form approved by the Employer.

10.    Non-Interference/Non-Solicitation. Employee agrees that until the first anniversary of the Separation Date (the “Restricted Period”), Employee will not directly or indirectly use any confidential information of the Employer to interfere with business relationships (whether formed before or after the date of this Agreement) between Employer and any of its affiliates and customers, suppliers, partners, members, or investors of Employer or its affiliates. In addition, Employee further agrees that during the Restricted Period, Employee will not, directly or indirectly, (i) solicit or encourage any employee of Employer or its affiliates to leave the employment of Employer or its affiliates, or (ii) solicit or encourage to cease to work with Employer or its affiliates any consultant then under contract with Employer or its affiliates; provided, however, that general advertising not directed specifically at employees of Employer or any affiliate shall not be deemed to violate this section 10.

It is expressly understood and agreed that although Employee and Employer consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in this Agreement is an unenforceable restriction against Employee, the provisions of the this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

11.    Confidentiality and Return of Property. Employee affirms that, except in the performance of Employee’s duties on the Employer’s behalf, Employee has not divulged any proprietary or confidential information of the Employer and that Employee will continue to maintain the confidentiality of such information consistent with the Employer’s policies, including but not limited to all agreements signed requiring Employee to to maintain confidentiality of confidential or trade secret information of Employer, and the law. Employee further affirms that Employee does not have any of Employer’s property, documents and/or confidential information in Employee’s possession or control and that Employee has not had any Employer property, documents and/or confidential information in Employee’s possession or control since Employee’s Separation Date. Employee also affirms that Employee has not asked anyone to provide Employee with any of Employer’s property, documents and/or confidential information since Employee’s Separation Date.

Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:

(a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Employee affirms that Employee has returned and not destroyed any of Employer’s property, documents, and/or any confidential information that were in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s personal property.

12.    Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of California without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement or to seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

13.    Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

14.    Amendment. This Agreement may not be modified, altered or changed except in a writing signed by both Parties that specifically refers to this Agreement.

15.    Entire Agreement. This Agreement sets forth the entire agreement between the Employee and the Employer about Employee’s termination, and fully supersedes any prior agreements or understandings about Employee’s employment or the termination of that Employment, except that the Mutual Agreement to Arbitrate Claims entered into by the parties on or about December 15, 2019 shall also remain in effect. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

16.    No Waiver. If Employee or Employer fails to enforce this Agreement or to insist on performance of any term, that failure does not mean a waiver of that term or of the Agreement. The Agreement remains in full force and effect anyway.

17.     Voluntary Agreement. Employee and the Employer each agree they have signed this Agreement freely and voluntarily after having read the Agreement and consulted counsel of their choice if they wished to do so. Employee understands the meaning of this Agreement and its releases and that this Agreement is a legal contract that is binding on Employee and the Employer.

18.     Counterparts. Employee and the Employer may sign separate copies of this Agreement, but those separate copies will constitute one agreement and each signed copy will be fully effective as if it were a single original document. A facsimile or Adobe portable document format (“pdf”) copy of this Agreement shall be as effective as an original.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY OF EMPLOYEE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO JENNIFER JAFFE, CHIEF PEOPLE OFFICER AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT." THE REVOCATION MUST BE PERSONALLY DELIVERED TO JENNIFER JAFFE OR HER DESIGNEE, OR MAILED TO JENNIFER JAFFE AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT. IF EMPLOYEE REVOKES THIS AGREEMENT, EMPLOYEE WILL NOT RECEIVE THE CONSIDERATION DESCRIBED IN SECTION “2” ABOVE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

EL POLLO LOCO

By:    ____/s/_____________________        By:    __/s/_______________________
Hector Munoz                        Jennifer Jaffe
Chief People Officer

Date:    ___3/11/2020________________        Date:    __3/18/2020_________________